IntelGenx Reports First Quarter 2017 Financial Results

Saint Laurent, Quebec, May 11, 2017 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today reported financial results for the first quarter ended March 31, 2017. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

2017 First Quarter Financial Highlights:

•	Revenues reached $1.4 million, an increase of 65% over the same period last year
•	Adjusted EBITDA was ($117,000), a 79% improvement over ($556,000) in Q1-2016
•	Cash, cash equivalents and short-term investments totalled $3.9 million at March 31, 2017, compared to approximately $4.5 million at December 31, 2016

Recent Developments:

•

Signed a definitive agreement with Tetra Bio-Pharma Inc. for the development and commercialization of a drug product containing the cannabinoid Dronabinol for managing anorexia and chemotherapy-related pain

•	Together with partner Redhill Biopharma, received marketing approval in Luxembourg for RIZAPORT® for the treatment of acute migraines
•	Granted an exclusive license from Eli Lilly for tadalafil film products under erectile dysfunction (ED) dosing patent, United States Patent No. 6,943,166
•	Signed a definitive agreement with Chemo Group for a generic CNS tablet
•	Filed a preliminary short-form prospectus for a proposed offering of a minimum of Cdn$7.0 million and maximum Cdn$10.0 million in convertible unsecured debentures

“The first quarter marked a strong start to the year, as we advanced our clinical and commercial goals with the signing of significant new licensing deals and the completion of the approval process of RIZAPORT® under the European Decentralized Procedure," said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “Moving forward, we remain committed to delivering on our partnership agreements and bringing their associated products to the market as expeditiously as possible. With the newly granted exclusive license from Eli Lilly, we are also actively pursuing negotiations with potential commercialization partners for our tadalafil film products. We look forward to updating investors as we progress."

Financial Results:

Total revenues for the three-month period ended March 31, 2017, amounted to approximately $1.4 million, representing an increase of $535,000 or 65%, compared to $818,000 for the three-month period ended March 31, 2016. The increase for the three-month period ended March 31, 2017 compared to the last year’s corresponding period is mainly attributable to the increase in upfront and deferred revenues, which were partially offset by a decrease in royalties.

Operating costs and expenses were $1.8 million for the first quarter ended March 31, 2017, versus $1.5 million for the corresponding quarter in 2016. The increase for the three-month period ended March 31, 2017 is mainly attributable to an increase in Research and Development expenses of $163,000.

For the first quarter ended March 31, 2017, the Company had an operating loss of $457,000, compared to an operating loss of $706,000 for the comparable period of 2016.

Net comprehensive loss was $468,000 or $0.01 on a basic and diluted per share basis, for the period ended March 31, 2017, compared to net comprehensive loss of $707,000, or $0.01 on a basic and diluted per share basis, for the comparable period of 2016.

As of March 31, 2017, the Company’s cash, cash equivalents and short-term investments totalled $3.9 million, compared with approximately $4.5 million at December 31, 2016.

Conference Call Details:

IntelGenx will host a conference call to discuss its first quarter 2017 financial results today, Thursday, May 11, 2017, at 4:30 p.m. EDT. The dial-in number for the conference call is (877) 201-0168. The call will be also be webcast live and archived for twelve months at www.intelgenx.com.

About IntelGenx:

Established in 2003, IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilm™ technology platform.

IntelGenx' highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx' state-of-the-art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to its clients. More information about the company can be found at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

Or

Andre Godin, CPA, CA
Executive Vice-President and CFO
IntelGenx Corp.
(514) 331-7440 ext 203
andre@intelgenx.com